Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and Administration
(603) 880-9500

Robert Fusco
Investor Relations (603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone Announces Proposed Private Offering

MERRIMACK, N.H., September 8, 2005 – Brookstone, Inc. (Nasdaq: BKST) today announced that Brookstone Company, Inc., its wholly-owned subsidiary, intends to offer, subject to market and other conditions, $190 million principal amount of its senior unsecured notes in a private offering. The proceeds from the offering will be used, together with other sources of funds, to fund the previously announced proposed acquisition of Brookstone by a consortium led by OSIM International Ltd., J.W. Childs Associates L.P. and Temasek Capital (Private) Limited pursuant to a definitive merger agreement which was amended as of July 15, 2005, including paying fees, commissions and expenses in connection with the merger.

The senior unsecured notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the senior unsecured notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”) and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Statements about a possible sale or divestiture of its Gardeners Eden business constitute forward-looking statements. The Company may not be able to complete a divestiture on acceptable terms because of a number of factors, including failure to reach agreement with a purchaser. Any statements in this release made in connection with the merger transaction are not forward-looking statements within the meaning of the safe harbor provisions of the Reform Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.